UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 24, 2008

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2008, the Company entered into an employment agreement and a change-in-control severance agreement with Mr. Robert Leggett, confirming the Company’s previously announced agreement with Mr. Leggett. The agreement is effective as of September 15, 2008.

The key terms of the Employment Agreement are set forth below:

•	A base salary of $500,000 per year, which will be reviewed annually;

•	An annual target bonus of 75% of annual base salary, with a payout range from zero to 200% of target (based on the satisfaction of predetermined goals);

•	An annual equity opportunity commensurate with an executive-level position at the Company;

•	A car allowance of $1,500 per month;

•	Four weeks vacation each year; and

•

Severance of 18 months salary and 18 months bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 18 month severance period) in the event that he is terminated by the Company without cause or if he terminates employment for good reason.

The Change-in-Control Severance Agreement provides that if Mr. Leggett’s employment is terminated other than for “cause” or for “good reason” within 24 months following a change-in-control, he would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) for, and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The severance benefits under the change-in-control severance agreement include the immediate vesting of all unvested stock options, restricted stock and/or restricted stock units. The change-in-control severance agreement also provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. Mr. Leggett is not entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.

Defined Terms

With respect to the severance arrangements, Cause is defined generally as (i) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (ii) theft or embezzlement of property from the Company; (iii) refusal to perform the duties of his or her position in all material respects; (iv) fraudulent preparation of financial information of the Company; (v) willful engagement in conduct that is demonstrably and materially injurious to the Company; or (vi) willful violation of material Company policies or procedures. Good Reason is defined generally as (i) the assignment to duties materially inconsistent with his authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities; (ii) the Company’s requiring him to be based at a new or different location from the location of his current principal job location or office; or (iii) a material reduction by the Company of his base salary.

In the Change-in-Control Severance Agreement, Cause is defined generally as Mr. Leggett’s (i) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (ii) refusal to perform the duties of his position in all material respects; (iii) fraudulent preparation of financial information of the Company; or (iv) willful engagement in conduct that is demonstrably and materially injurious to the Company. Good Reason generally means (i) the assignment to duties materially inconsistent with his authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities; (ii) the Company’s requiring him to be based at a location in excess of fifty miles from the location of his principal job location or office immediately prior to the Change in Control; (iii) a reduction by the Company of his base salary; (iv) the failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which he participates; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Agreement; and (vi) a material breach of the Agreement by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Employment Agreement effective as of September 15, 2008 between the Company and Mr. Robert Leggett

99.2	Executive Change-in-Control Severance Agreement effective as of September 15, 2008 between the Company and Mr. Robert Leggett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Robert Barker
Robert Barker
Executive Vice President and General Counsel

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